Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001

January 20, 2016

Laureate Education, Inc.
650 S. Exeter Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

We have acted as counsel to Laureate Education, Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $1,450,046,000 in aggregate principal amount of 9.250% Senior Notes due 2019 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 9.250% Senior Notes due 2019 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Exchange Notes and the Guarantees will be issued, pursuant to the indenture dated as of July 25, 2012 (the “2012 Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated November 13, 2012, by and among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”) and as supplemented by that certain Second Supplemental Indenture, dated December 29, 2015, by and among the Company, the Guarantors and the Trustee (the “Second Supplemental Indenture,” and together with the 2012 Indenture and the First Supplemental Indenture, the “Indenture”).

In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Exchange and Registration Rights Agreements relating to the Outstanding Notes, among the Company and the other parties named therein, dated as of July 25, 2012, November 13, 2012 and December 29, 2015 (collectively, the “Exchange and Registration Rights Agreements”); (c)  the Indenture; and (d) specimens of the certificates representing the Exchange Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of the Company and others and other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) that the Indenture and the Exchange and Registration Rights Agreements have been duly authorized, executed and delivered by each of the parties thereto other than the Company and constitute legally valid, binding and enforceable obligations of such parties enforceable against such parties in accordance with their terms; (g) that the Exchange Notes will be duly authenticated by the Trustee; and (h) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:

1.                                      When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and will be entitled to the benefits provided by the Indenture.

2.                                      When (i) the Exchange Notes have been duly executed, delivered, and authenticated in accordance with the provisions of the Indenture upon the exchange and (ii) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b) We express no opinion as to any matter relating to laws of any jurisdiction other than (i) the federal laws of the United States of America; (ii) the Delaware General Corporation Law and the Limited Liability Company Act of the State of Delaware; (iii) the Maryland General Corporation Law and Limited Liability Company Act of the State of Maryland; (iv) the California Limited Liability Company Act; (v) the Washington Limited Liability Company Act ; and (vi)  the laws of the State of New York as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

(c) The opinion stated herein relating to the validity and binding nature of obligations of the Company is subject to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles; or (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

(d) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)

Schedule I

Entity Name	Jurisdiction of Incorporation or Organization

Laureate International Universities, Inc.	Maryland

International University Ventures, Ltd.	Maryland

Tuition Finance, Inc.	Maryland

Wall Street International Holdings — US I, Inc.	Maryland

LEI Administration, LLC	Maryland

Laureate Bagby Investors LLC	Maryland

Exeter Street Holdings LLC	Maryland

Laureate Ventures, Inc.	Delaware

Laureate Properties, LLC (Delaware)	Delaware

Post-Secondary Education Acquisition Corporation	Delaware

Walden e-Learning, LLC	Delaware

Laureate Education International Ltd.	Delaware

Educational Satellite Services, Inc.	Delaware

Canter and Associates, LLC	Delaware

The Canter Group of Companies, LLC	California

Fleet Street Aviation, LLC	Washington